Exhibit 99.1

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CCG Investor Relations 10960 Wilshire Blvd, Suite 2050 Los Angeles, CA 90024 (310) 477-9800 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP, General Counsel & Secretary varora@excelligence.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Reports

Fourth Quarter and Fiscal Year 2005 Results and Nasdaq Appeal Decision

•        FY 2005 Revenues Increase 10% to a Record $132.7 million

•        FY 2005 Net Income Rises 180% to $3.6 million

MONTEREY, Calif., April 20, 2006 — Excelligence Learning Corporation (OTC: LRNS.PK), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2005, as first announced in its annual report on Form 10-K for fiscal year 2005 filed with the Securities and Exchange Commission on April 14, 2006. The Company also announced the Nasdaq Listing and Hearing Review Council’s decision to affirm the Nasdaq Listing Qualifications Panel’s prior decision to delist the Company’s securities from The Nasdaq Capital Market.

Financial Results for the 2005 Fiscal Year

Consolidated revenues for the year ended December 31, 2005 increased 9.7% to $132.7 million, compared to $121.0 million in 2004. The Early Childhood division’s revenues grew 13.2% in 2005, while the Elementary School business declined less than one percent over the same period. Net income for fiscal year 2005 increased 180% to $3.6 million, or $0.38 per diluted share, from $1.3 million, or $0.14 per diluted share, in 2004.

The Early Childhood division realized an increase in gross profit of 16.7%, to $37.0 million, compared to $31.7 million in 2004. The Elementary School division’s gross profit improved to $9.0 million from $8.9 million in 2004. As a whole, the Company’s gross profit for the year ended December 31, 2005 increased 13.4% to $46.0 million, or 34.7% of revenues, compared to $40.6 million, or 33.5% of revenues, in 2004.

Selling, general and administrative (SG&A) expenses increased 4.2% to $39.9 million, up from $38.3 million in 2004. As a percentage of revenues, SG&A expenses declined to 30.0%, versus 31.6% in 2004, due to reduced expenses in the Elementary School division and improved operating leverage on higher volumes. SG&A expenses for fiscal year 2005 included $240,000 related to a previously disclosed legal settlement accrued for in the first quarter and $2.0 million in legal, accounting and consultancy expenses in the third and fourth quarters related to the Company’s previously announced internal investigation and restatement of its year-end 2004 and first quarter 2005 financial statements. After eliminating the effects of these expenses, SG&A expenses were $37.6 million in 2005, down from $38.3 million in 2004. As a percentage of revenues, SG&A expenses, exclusive of these expenses, would have been 28.4% in 2005.

Despite the above-mentioned expenses, operating profit in the Early Childhood division increased 116% to $5.0 million, and the Elementary School division had operating income of $0.9 million. Overall, operating profit in 2005 increased 178% to $6.0 million, versus $2.2 million in 2004.

“Fiscal year 2005 was a successful year for our Company, despite the many challenges we faced. We achieved another year of record revenues and improved our margins and profitability. We achieved these record results despite the significant expenses and resources we devoted to the internal investigation and restatement of our financial results,” commented Ron Elliott, CEO of Excelligence. “With the filing of our 10-K and proxy statement last week, I am pleased to say that we are now current with our financial reporting obligations.”

Financial Results for the Fourth Quarter of 2005

Total revenues for the fourth quarter of 2005 increased 9.9% to $23.3 million, compared to $21.2 million for the same period last year. The Company’s Early Childhood division grew 8.7% to $20.7 million, from $19.0 million in the fourth quarter of 2004. Revenues in the Company’s Elementary School division increased 20.0% to $2.6 million, compared to $2.2 million in the fourth quarter of 2004. Net loss improved to $1.1 million, or $(0.12) per diluted share, from a net loss of $2.0 million, or $(0.22) per diluted share, in the same period last year.

The Early Childhood division realized an increase in gross profit of 23.0%, to $7.7 million, compared to $6.2 million in the fourth quarter of 2004. The Elementary School division’s gross profit improved to $0.5 million from $4,000 last year. As a whole, the Company’s gross profit for the quarter increased 31.2% to $8.2 million, or 35.2% of revenues, compared to $6.2 million, or 29.5% of revenues, for the same period a year ago.

On a 9.9% increase in revenues, SG&A expenses during the fourth quarter increased 3.8% to $10.4 million, versus $10.0 million a year ago, primarily due to the above-mentioned legal, accounting and consultancy expenses. As a percentage of revenues, SG&A expenses for the fourth quarter of 2005 declined to 44.4%, compared to 47.0% in the fourth quarter of 2004, due to lower expenses in the Elementary School division and improved operating leverage on higher volumes.

Operating loss in both divisions improved during the quarter. The Early Childhood division had an operating loss of $0.5 million in the fourth quarter of 2005, while the Elementary School division incurred a net loss of $1.7 million. Overall, operating loss in the fourth quarter was $2.2 million, compared to $3.8 million in the year-ago period.

“As we move forward into 2006, we plan to build upon the success of our ‘BigBook’ catalog by creating other selling strategies based on the same concept. We will also continue to find ways to improve our cost structure in both the Early Childhood and Elementary School divisions, including sourcing more products from overseas and investing in technology,” Mr. Elliott said. “Now that we are current with our SEC filings, another of our top priorities is to complete the Nasdaq listing application process. We are hopeful that we will be able to regain listing on Nasdaq soon.”

Nasdaq Appeal

In addition, Excelligence announced that the Nasdaq Listing and Hearing Review Council has affirmed the Nasdaq Listing Qualifications Panel’s February 1, 2006 decision to delist the Company’s securities from The Nasdaq Capital Market. As previously announced, Excelligence had asked the Council to reverse the Panel’s delisting determination, and to re-list the Company’s securities on The Nasdaq Capital

Market. The Panel delisted Excelligence for failing to comply with Nasdaq Marketplace Rule 4310(c)(14), which requires that Nasdaq-listed issuers remain current in their Securities and Exchange Commission filings, by January 31, 2006. Excelligence regained compliance with this rule on February 15, 2006, with the filing of its Form 10-Q for the quarter ended September 30, 2005. Having lost its appeal, the Company now intends to submit an initial listing application to Nasdaq. Although the Company believes that it currently satisfies all of Nasdaq’s initial listing requirements, there can be no guarantee that Nasdaq’s Listing Qualifications department will grant Excelligence’s application.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans for improving profitability in its Early Childhood and Elementary School business segments, the prospects of its business strategy, future expenses and the listing of the Company’s securities on The Nasdaq Stock Market. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including, but not limited to, the Company’s ability to diversify product offerings or expand in new and existing markets; changes in general economic and business conditions and in the educational products, catalog or e-retailing industry in particular; the impact of competition, specifically, if competitors were to either adopt a more aggressive pricing strategy than the Company or develop a competing line of proprietary products; the level of demand for the Company’s products; fluctuations in currency exchange rates, which could potentially result in a weaker U.S. dollar in overseas markets, increasing the Company’s cost of inventory purchased; the Company’s ability to meet and comply with the listing requirements of The Nasdaq Stock Market; and other factors discussed in the Company’s filings with the SEC. The forward-looking statements in this earnings release are made as of April 20, 2006, and Excelligence Learning Corporation does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

– Financial Tables Follow –

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues	$23,294	$21,199	$132,744	$120,988
Cost of goods sold	15,099	14,953	86,727	80,408

Gross profit	8,195	6,246	46,017	40,580

Operating expenses:
Selling, general and administrative	10,340	9,961	39,858	38,257
Amortization of intangible assets	44	43	174	173

	10,384	10,004	40,032	38,430

Operating income (loss)	(2,189)	(3,758)	5,985	2,150

Other (income) expense:
Interest expense	10	5	146	89
Gain on sale of assets	—	1	—	(5)
Interest income	(87)	(4)	(151)	(9)

Income (loss) before income tax (benefit)	(2,112)	(3,760)	5,990	2,075
Income tax (benefit)	(1,000)	(1,795)	2,404	793

Net income (loss)	$(1,112)	$(1,965)	$3,586	$1,282

Net income (loss) per share calculation:
Net income (loss) per share – basic	$(0.12)	$(0.22)	$0.40	$0.15
Net income (loss) per share – diluted	$(0.12)	$(0.22)	$0.38	$0.14
Weighted average shares used in basic net income (loss) per share calculation	9,033,504	8,838,434	8,976,358	8,763,326
Weighted average shares used in diluted net income (loss) per share calculation	9,033,504	8,838,434	9,423,651	9,288,661

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EXCELLIGENCE LEARNING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$9,862	$2,657
Accounts receivable, net of allowance for doubtful accounts of $348 and $412 at December 31, 2005 and December 31, 2004, respectively	6,383	8,286
Inventories	22,018	16,478
Prepaid expenses and other current assets	2,614	4,195
Deferred income taxes	885	700

Total current assets	41,762	32,316
Property and equipment, net	4,362	4,401
Deferred income taxes	4,558	6,373
Other assets	246	238
Goodwill	5,878	5,878
Other intangible assets, net	571	745

Total assets	$57,377	$49,951

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$6,462	$4,125
Accrued expenses	4,300	3,638
Other current liabilities	210	162

Total current liabilities	10,972	7,925

Equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 9,036,199 and 8,840,354 shares issued and outstanding at December 31, 2005 and 2004, respectively	90	88
Additional paid-in capital	63,834	63,257
Deferred stock compensation	—	(214)
Accumulated deficit	(17,519)	(21,105)

Total equity	46,405	42,026

Total liabilities and equity	$57,377	$49,951

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